Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224993

September 8, 2020

Valero Energy Corporation

Pricing Term Sheet

$575,000,000 Floating Rate Senior Notes due 2023

$925,000,000 1.200% Senior Notes due 2024

$400,000,000 2.850% Senior Notes due 2025

$600,000,000 2.150% Senior Notes due 2027

Issuer:	Valero Energy Corporation (the “Company”)
Ratings*:	Baa2 (Negative) (Moody’s) / BBB (Negative) (S&P) / BBB (Negative) (Fitch)
Pricing Date:	September 8, 2020
Settlement Date:	September 10, 2020 (T+2)
Denominations:	$2,000 x $1,000
Title:	Floating Rate Senior Notes due 2023	1.200% Senior Notes due 2024	2.850% Senior Notes due 2025	2.150% Senior Notes due 2027
Principal Amount:	$575,000,000	$925,000,000

$400,000,000

The notes offered hereby (the “2025 Notes”) will constitute an additional issuance of the Company’s 2.850% Senior Notes due 2025, of which $650,000,000 aggregate principal amount was issued on April 16, 2020 (the “existing 2025 notes”). The 2025 Notes offered hereby will form a single series with, and have the same terms as, the existing 2025 notes (other than the initial offering price and the issue date). Upon settlement, the 2025 notes offered hereby will have the same CUSIP and ISIN numbers and will trade interchangeably with the existing 2025 notes. Immediately after giving effect to the issuance of the additional 2025 notes offered hereby, we will have $1,050,000,000 aggregate principal amount of the 2.850% Senior Notes due 2025 outstanding.

$600,000,000

Maturity Date:	September 15, 2023	March 15, 2024	April 15, 2025	September 15, 2027
Benchmark Treasury:	Three-month USD LIBOR	UST 0.125% due August 15, 2023	UST 0.250% due August 31, 2025	UST 0.500% due August 31, 2027
Benchmark Treasury Price and Yield:	N/A	99-27 3⁄4; 0.170%	99-28 1⁄4; 0.274%	100-06+; 0.470%
Spread to Benchmark Treasury:	Three-month USD LIBOR+115 bps	T+105 bps	T+125 bps	T+170 bps
Yield to Maturity:	Three-month USD LIBOR plus 1.150%	1.220%	1.524%	2.170%
Price to Public:	100.000% of the principal amount	99.931% of the principal amount	105.763% of the principal amount plus an aggregate of $4,560,000 of accrued interest from April 16, 2020.	99.870% of the principal amount
Coupon:	Three-month USD LIBOR plus 1.150% per annum. See “Description of the Notes—Interest—Floating Rate Notes—Effect of Benchmark Transition Event” contained in the prospectus supplement filed with the SEC for the offering to which this communication relates, which describes how the coupon payments will be determined by reference to a different base rate than LIBOR following the occurrence of a Benchmark Transition Event, as defined in the prospectus supplement.	1.200%	2.850%	2.150%
Interest Payment Dates:

March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2020

The interest determination date for the initial interest period will be September 8, 2020. The initial interest period will be from September 10, 2020 to December 15, 2020.

		March 15 and September 15, commencing March 15, 2021	April 15 and October 15, commencing October 15, 2020	March 15 and September 15, commencing March 15, 2021

Make-Whole Call:	N/A	T+15 bps	T+40 bps	T+30 bps
Par Call:	On and after September 10, 2021	N/A	On and after March 15, 2025 (the date that is one month prior to the Maturity Date)	On and after July 15, 2027 (the date that is two months prior to the Maturity Date)
CUSIP/ISIN:	91913Y AZ3 / US91913YAZ34	91913Y BA7 / US91913YBA73	91913Y AY6 / US91913YAY68	91913Y BB5 / US91913YBB56
Joint Book-Running Managers:

J.P. Morgan Securities LLC
Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.
BofA Securities, Inc.

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

TD Securities (USA) LLC

Truist Securities, Inc.

Wells Fargo Securities, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1 (212) 834-4533, Citigroup Global Markets Inc. toll-free at 1 (800) 831-9146, MUFG Securities Americas Inc. toll-free at 1 (877) 649-6848 or Scotia Capital (USA) Inc. toll-free at 1 (800) 372-3930.

This pricing term sheet supplements the preliminary prospectus supplement filed by Valero Energy Corporation on September 8, 2020 relating to the prospectus dated May 17, 2018.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.